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                                                                EXHIBIT 10.28


                             TAX SHARING AGREEMENT


         This TAX SHARING AGREEMENT (the "Agreement") is made as of the ___ day of ___ 1998 among DeepTech International Inc., a Delaware corporation (the "Company"), Tatham Offshore, Inc., a Delaware corporation ("Offshore"), and DeepFlex Production Systems, Inc., a Delaware corporation ("DeepFlex").

                                   BACKGROUND

         A. Company is the common parent of an affiliated group that files a consolidated federal income tax return.

         B. DeepFlex has been a member of the Company affiliated group since January 19, 1995.

         C. The Company and Offshore have entered into a Contribution and Distribution Agreement dated February 27, 1998 (the "Distribution Agreement").

         D. Pursuant to the Distribution Agreement, (i) in satisfaction of an aggregate of approximately $12 million of the DeepFlex Note (as defined in the Distribution Agreement), DeepFlex will distribute to Company the Offshore Preferred Stock (as defined in the Distribution Agreement) and the Offshore Common Stock (as defined in the Distribution Agreement) held by it (the "Stock Repayment") and (ii) the Company will sell to Offshore approximately $8 million of the principal amount of the DeepFlex
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Note, in exchange for which Offshore will deliver to the Company a stock certificate (or certificates) evidencing all of the outstanding shares of capital stock of TODI (as hereinafter defined), and all rights of Offshore to receive an assignment of certain interests in oil and gas properties under the Agreement and Purchase and Sale by and between Offshore and Flextrend Development Company, L.L.C. dated June 30, 1996 will be irrevocably terminated and canceled (the "TODI Payment" and together with the Stock Repayment, the "Repayment").

         E. Pursuant to the Distribution Agreement, the Company will contribute to DeepFlex the outstanding balance of the DeepFlex Note held by the Company after the transfers described in paragraph D above (the "Note Capitalization").

         F. Pursuant to the Distribution Agreement, the Company will contribute to the capital of Offshore all of the shares of common stock of DeepFlex owned by the Company (the "Contribution").

         G. Pursuant to the Distribution Agreement, the Company will distribute to the holders of the Company's common stock, par value $0.01 per share ("Company Common Stock"), rights to purchase all of the Offshore Common Stock and all of the Offshore Preferred Stock held by Company.

         H. Offshore and Flextrend Development Company, L.L.C., a Delaware limited liability company ("Flextrend"), have entered into a Redemption Agreement dated February 27, 1998 (the "Redemption Agreement"), pursuant to which Offshore will transfer certain oil and gas properties to Leviathan Gas Pipeline Partners, L.P., a Delaware limited partnership (the "Partnership"), in redemption of Senior Preferred Stock



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(as defined in the Redemption Agreement) owned or beneficially owned by the
Partnership.

         I. Company, El Paso Natural Gas Company, a Delaware corporation ("Parent"), and El Paso Acquisition Company ("Merger Sub"), a Delaware corporation ("Merger Sub"), have entered into an Agreement and Plan of Merger dated February ___, 1998 (the "Merger Agreement"), pursuant to which, after the closing of the transactions contemplated by the Distribution Agreement, Company shall merge with Parent or Merger Sub.

         NOW, THEREFORE, Company, on behalf of itself and its present and future Subsidiaries, other than the members of the DeepFlex Group (as hereinafter defined) and other than members of the Offshore Group (as hereinafter defined) (the "Company Group") and Offshore and DeepFlex, on behalf of themselves and the members of the DeepFlex Group and the Offshore Group, enter into this Agreement to provide for the allocation among the Company Group, the DeepFlex Group and the Offshore Group of all responsibilities, liabilities and benefits relating to or affecting Taxes (as hereinafter defined) paid or payable by any of them for all taxable periods, whether beginning before, on or after the Contribution Date and to provide for certain other matters. This Agreement also provides, among other things, for Company and DeepFlex to assist each other for an interim period in the preparation of Tax Returns (as hereinafter defined) required to be filed after the Contribution Date.





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                                   ARTICLE I
                                  DEFINITIONS

         For purposes of this Agreement, the following terms shall have the meanings set forth below:

         "Adjustment Request" means any claim for Tax refund, carryback or any other self-audit adjustment or similar claim.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

         "Company Businesses" means the present, former and future Subsidiaries, divisions and businesses of any member of the Company Group.

         "Company Tax Attributes" means the following Tax attributes of Company and DeepWater Production Systems, Inc. ("DeepWater") (but not of any other member of the Company Group and in the case of consolidated Tax attributes, not including any portion of a Tax attribute attributable to a member of the Company Group other than Company and DeepWater under applicable regulations) actually existing at the Effective Time, subject to adjustment on audit or as a result of a Tax Contest: (i) net operating loss carryovers, (ii) alternative minimum tax ("AMT") credit carryovers, but only to the extent that Company or DeepWater had such AMT credit carryovers as of June 30, 1997, and (iii) capital loss carryovers.

         "Contribution Date" shall mean the date the Contribution is effected; provided, however, that for purposes of allocating items of income between taxable periods, the Contribution Date shall be treated as ending at the time of the Contribution.





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         "DeepFlex Businesses" means the present, former and future
Subsidiaries, divisions and other businesses of any member of the DeepFlex Group which are not, or are not contemplated by the Distribution Agreement to be, part of the Company Group immediately after the Contribution.

         "DeepFlex Group" means DeepFlex and its Subsidiaries before the Contribution.

         "Effective Time" means the Effective Time as defined by the Merger Agreement.

         "FPS" means FPS III, Inc. and FPS V, Inc., each a Delaware corporation.

         "Merger Transactions" means the Repayment, the Note Capitalization, the Rig Distribution (if it occurs), the Contribution, the Rights Offering (as defined by the Distribution Agreement), the transfer of the Offshore Shares pursuant to the exercise of Rights (as defined by the Distribution Agreement), the purchase of Offshore Shares by Tatham Brothers, LLC, a Delaware limited liability company, or Thomas P. Tatham and/or Offshore pursuant to the Standby Agreement and the lapse (if any) of Rights on the Expiration Date (as defined by the Distribution Agreement).

         "Offshore Group" shall mean Offshore and its former, present and future Subsidiaries (other than members of the DeepFlex Group); provided, that TODI shall be treated as a member of the Offshore Group with respect to all periods up to and including the TODI Payment Date. For periods after the TODI Payment Date, TODI shall be considered a member of the Company Group.





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         "Rig Distribution" means a distribution by RIGCO North America, LLC, a
Delaware limited liability company ("RIGCO"), to FPS of one of the drilling rigs owned by RIGCO as of the date of the Merger Agreement.

         "Separate Tax" means any Tax computed by reference to the assets and activities of a single entity.

         "Subsidiary" means any entity that directly or indirectly is "controlled" by the entity in question. "Control" for this purpose means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

         "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section
59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; provided, however, that for purposes of Section 2.02(d), Section 2.03(d), Section 3.01, and Section 3.02, the term "Tax" shall not include any alternative minimum tax.

         "Tax Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.





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         "Tax Benefit" means the amount by which any Tax Item decreases the liability for Taxes on or with respect to a Tax Return.

         "Tax Contest" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the members of the Company Group, the Offshore Group or the DeepFlex Group (including any administrative or judicial review of any claim for refund).

         "Tax Detriment" means the amount by which any Tax Item increases the liability for Taxes on or with respect to a Tax Return.

         "Tax Item" means any item affecting Taxes, including but not limited to items of income, gain, loss, deduction, and credit.

         "Tax Return" means any return, declaration, report, claim for refund, estimated Tax filing, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TODI" means Tatham Offshore Development, Inc., a Delaware corporation.

         "TODI Payment Date" means the date the TODI Payment is effected; provided, however, that for purposes of allocating Tax Items between taxable periods, the TODI Payment Date shall be treated as ending at the time of the TODI Payment.





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                                   ARTICLE II
                        LIABILITY FOR TAXES; TAX RETURNS

         Section 2.01 Manner of Preparation of Returns. In the absence of controlling change in law or circumstances, all Tax Returns filed by Company, TODI, Offshore or DeepFlex (or required to be prepared by DeepFlex under Sections 2.02 and 2.03) after the date of this Agreement shall be prepared on a basis consistent with the elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which Tax Returns involving similar items have been filed. Subject to the provisions of this Agreement, all decisions relating to the preparation and filing of all Tax Returns and any audit or other review of such Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for the filing of such Tax Return. Without the prior written consent of Offshore or DeepFlex, the Company will not elect to retain any carryovers of any member of the Offshore Group or the DeepFlex Group under Treasury Regulation Section 1.1502-20(g). Except as consistent with past practice or as required by law, Company shall take no position on any Company Pre-Contribution Federal Consolidated Return or Company Pre-Contribution State Combined Return (as both terms are hereinafter defined) that would be adverse to a member of the DeepFlex Group in subsequent periods. Except as required by a change in law after February 27, 1998, Company shall prepare the Company Pre-Contribution Federal Consolidated Returns and Company Pre-Contribution State Combined Returns on the basis that the "check the box" election (attached hereto) made by RIGCO to be treated as a corporation for federal Tax purposes is to be treated as a transfer of assets from a partnership to a corporation governed by Code Sections 351, 357(c), and any other Section of the Code relating to
Section 351, and shall thereafter maintain such position and shall allow DeepFlex to participate in the defense of such position in a manner similar to that contemplated by Section 5.03(c) of this Agreement.





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         Section 2.02     Company Pre-Contribution Federal Consolidated
Returns.

         (a) All federal consolidated Tax Returns not yet filed as of the date hereof which include at least one member of the Company Group and at least one member of the DeepFlex Group that are required to be filed after the Contribution Date for periods beginning before the Contribution Date (a "Company Pre-Contribution Federal Consolidated Return") shall be prepared and filed by Company and Company shall include the Tax Items of includible members of the DeepFlex Group on such Tax Returns. To permit Company to prepare and file such Tax Returns, DeepFlex shall, for each taxable period for which a member of the DeepFlex Group is included in a Company Pre-Contribution Federal Consolidated Return, provide Company with (in all cases subject to the provisions of Section 2.02(b)) (i) a true and correct (in all material respects) pro-forma consolidated federal income Tax Return for all members of the DeepFlex Group included in the Company Pre-Contribution Federal Consolidated Return (a "DeepFlex Pre-Contribution Federal Consolidated Return"), together with an accompanying computation of the pro-forma consolidated federal tax liability of such members of the DeepFlex Group (provided that, for any period which includes the Merger Transactions, the DeepFlex Pre-Contribution Federal Consolidated Return shall not include any Tax Item arising from the Merger Transactions), (ii) a true and correct (in all material respects) pro-forma separate federal income Tax Return for each member of the DeepFlex Group included in the Company Pre-Contribution Federal Consolidated Return, together with accompanying computations of the pro-forma separate federal income Tax liability of each such member of the DeepFlex Group, (iii) a reconciliation of book income to federal taxable income for each member of the DeepFlex Group included in the DeepFlex Pre-Contribution Federal Consolidated Return, and (iv) for any period that includes the Merger Transactions, a pro-forma consolidated federal income Tax Return for all members of the DeepFlex Group included in the Company Pre-Contribution Federal Consolidated Return which includes any Tax Items arising from the Merger Transactions. DeepFlex shall provide Company with such returns and





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computations on or before the later of (x) the first day of the fourth month following the end of the period to which such returns and computations relate, or (y) the date that is ten (10) days after the date hereof.

         (b) The above-mentioned pro-forma consolidated and separate federal income Tax Returns, and pro-forma computations of the consolidated federal income Tax liability of members of the DeepFlex Group included in any Company Pre-Contribution Federal Consolidated Return, shall be prepared by (i) apportioning the income of the members of the DeepFlex Group on a closing of the books method between the period up to and including the Contribution Date and the period after the Contribution Date as if the relevant taxable period ended on the Contribution Date, (ii) giving effect to net operating loss carryovers, capital loss carryovers, excess charitable deduction carryovers, and other similar carryover items to the extent such carryover items are available to be used (taking into account applicable limitations, if any) on the Company Pre-Contribution Federal Consolidated Return, and (iii) not considering or giving any effect to any net operating loss carryback, capital loss carryback, or other similar carryback item.

         (c) With respect to each taxable period covered by Section 2.02(a), DeepFlex and Offshore hereby jointly and severally agree to pay the Company or any successor thereto, including Parent the DeepFlex Group Federal Tax Liability (as defined in Section 2.02(d)), at the times contemplated herein.

         (d) The "DeepFlex Group Federal Tax Liability" for any taxable period in which a member of the DeepFlex Group is included in a Company Pre-Contribution Federal Consolidated Return shall be the excess of:

                          (i)     the lesser of:





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                                  (A)      The Tax liability shown on the
                                  DeepFlex Pre-Contribution Federal
                                  Consolidated Return, or

                                  (B)      The Tax liability shown on the
                                  Company Pre-Contribution  Federal
                                  Consolidated Return, recalculated by
                                  disregarding the net gain, if any, resulting from the Merger Transactions; over

                          (ii) all estimated payments theretofore actually made by DeepFlex to Company on account of such Tax liability.

If the amount referred to in clause (ii) exceeds the amount referred to in clause (i), within ten (10) days of the filing by Company of the applicable Company Pre-Contribution Federal Consolidated Return, Company shall pay such excess to DeepFlex.

         Section 2.03 Pre-Contribution State Combined, Unitary or Consolidated Income Tax Returns.

         (a) All state combined, unitary, or consolidated income Tax Returns not yet filed as of the date hereof which include at least one member of the DeepFlex Group and at least one member of the Company Group that may be or are required to be filed by Company or a member of the Company Group for periods beginning before the Contribution Date ("Company Pre-Contribution State Combined Returns") shall be prepared and filed by Company and Company shall include the income of the includible members of the DeepFlex Group on such Tax Returns. To permit Company to prepare and file such Tax Returns, DeepFlex shall, for each taxable period for which a member of the DeepFlex Group is includible in a Company Pre-Contribution State Combined Return,





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provide Company with (in all cases subject to the provisions of Section
2.03(b)) (i) a true and correct (in all material respects) pro-forma state combined, unitary or consolidated Tax Return (whichever applicable) for each member of the DeepFlex Group includible in the Company Pre-Contribution State Combined Return (a "DeepFlex Pre-Contribution State Combined Return"), together with an accompanying computation of the pro-forma combined, unitary or consolidated Tax liability (whichever applicable) of such members of the DeepFlex Group (provided that, for any period which includes the Merger Transactions, the DeepFlex Pre-Contribution State Combined Return shall not include any Tax Item arising from the Merger Transactions), (ii) a true and correct (in all material respects) pro-forma separate state income Tax Return for each member of the DeepFlex Group includible in the Company Pre-Contribution State Combined Return together with accompanying computations of the pro-forma separate state income Tax liability of each such member of the DeepFlex Group, (iii) a reconciliation of the separate company state Taxable income of each such member of the DeepFlex Group to its separate Taxable income for federal purposes (as determined pursuant to Section 2.02(a) above), (iv) any apportionment factors prescribed by applicable state law and all other information necessary or appropriate for the proper apportionment and allocation of the combined, unitary or consolidated group income, and (v) for any period that includes the Merger Transactions, a pro-forma state combined, unitary or consolidated Tax Return for all members of the DeepFlex Group included in the Company Pre-Contribution State Combined Return which includes any Tax Item arising from the Merger Transactions. DeepFlex shall provide Company with such returns and computations on or before the later of (x) the first day of the fourth month following the end of the period to which such returns and computations relate, or (y) the date that is ten (10) days after the date hereof.

         (b) The above-mentioned state pro-forma Tax Returns and computations of the state combined, unitary or consolidated Tax liability of members of the DeepFlex Group





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includible in the Company Pre-Contribution State Combined Return shall be prepared by (i) apportioning the income of the members of the DeepFlex Group between the period up to and including the Contribution Date and the period after the Contribution Date as if the relevant taxable period ended on the Contribution Date, (ii) giving effect to net operating loss carryovers, capital loss carryovers, excess charitable deduction carryovers, and other similar carryover items to the extent such carryover items are available to be used (taking into account applicable limitations, if any) on the Company Pre-Contribution State Combined Return, and (iii) not considering or giving any effect to any net operating loss carryback, capital loss carryback, or other similar carryback item.

         (c) With respect to each taxable period covered by Section 2.03(a), DeepFlex and Offshore hereby jointly and severally agree to pay the Company or any successor thereto, including Parent, the DeepFlex Group State Tax Liability (as defined by Section 2.03(d)), at the times contemplated herein.

         (d) The "DeepFlex Group State Tax Liability" for any taxable period in which a member of the DeepFlex Group is included in a Company Pre-Contribution State Combined Return shall be the excess of:

                 (i)      the lesser of:

                          (A) The Tax liability shown on the DeepFlex Pre-Contribution State Combined Return, or

                          (B) The Tax liability shown on the Company Pre-Contribution State Combined Return, recalculated by disregarding the net gain, if





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                          any, resulting from the Merger Transactions included
                          in such Return; over

                 (ii) all estimated payments theretofore actually made by DeepFlex to Company on account of such Tax liability.

If the amount referred to in clause (ii) exceeds the amount referred to in clause (i), within ten (10) days of the filing by Company of the applicable Company Pre-Contribution State Combined Return, Company shall pay such excess to DeepFlex.

         Section 2.04     Payment of DeepFlex Federal and State Tax Liability

         (a) Company shall calculate the DeepFlex Group Federal Tax Liability and the DeepFlex Group State Tax Liability for each of the periods covered by Sections 2.02 and 2.03 and shall provide DeepFlex with written notification of such calculation (together with supporting documentation sufficient to enable DeepFlex or Offshore to verify the computation of the amount due) (such notice and supporting documentation is collectively referred to as the "Notice") as soon as practicable after receiving from DeepFlex the returns and computations referenced in Section 2.02(a) or Section 2.03(a), as the case may be, but in any event no later than ten (10) days after filing the applicable Company Pre- Contribution Federal Consolidated Return or Company Pre-Contribution State Combined Return. Within twenty (20) days of receipt of the Notice, Offshore or DeepFlex shall either (i) pay the amount shown as due to the Company, or (ii) notify the Company in writing if it disputes the amount shown as due and pay to the Company the portion of such amount which Offshore or DeepFlex does not dispute as due to the Company. In the case of a dispute, such notice shall contain Offshore's explanation of the dispute, its computation (based on all information in its possession, including the





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documentation supplied by Company) of the amount due and supporting documentation sufficient to enable Company to verify Offshore's computation of the amount due. If Offshore and DeepFlex fail to so notify Company within twenty (20) days, Company's computation of the DeepFlex Group Federal Tax Liability or DeepFlex Group State Tax Liability shall become final.

         (b) If Offshore disputes in writing the amount shown as due on a Notice, Offshore and Company shall attempt in good faith to resolve such dispute. If Company and DeepFlex or Offshore, as the case may be, are unable to resolve the dispute, either party may utilize the dispute mechanism provided for in Article VI. No later than two (2) days following the Accounting Firm's decision, DeepFlex or Offshore shall make any required payment to Company.

         Section 2.05     Other Pre-Contribution Tax Returns.

         (a) DeepFlex Group. Tax Returns required to be filed for periods beginning before the Contribution Date which include one or more members of the DeepFlex Group, other than Tax Returns for which Company bears the filing responsibility under Sections 2.02 and 2.03, shall be filed by the applicable member(s) of the DeepFlex Group, and DeepFlex (and Offshore) shall be liable for, and shall indemnify and hold harmless the Company Group against, all Taxes due with respect to such Tax Returns. DeepFlex, Offshore and Company believe that there is no Tax not specifically covered by Sections 2.02 and 2.03 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with the principles of Sections 2.02, 2.03 and 2.04.

         (b)     TODI.





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                 (i)      Offshore will include the income of TODI (including
any deferred income triggered into income by Treasury Regulation Section 1.1502-13 and Treasury Regulation Section 1.1502-14 and any excess loss accounts taken into income under Treasury Regulation Section 1.1502-19) on the Offshore federal consolidated income (and state combined, consolidated or unitary) Tax Returns for all periods ending on or before the TODI Payment Date and pay any Taxes attributable to such income. TODI will furnish Tax information to Offshore for inclusion in Offshore's federal consolidated income (and state combined, consolidated or unitary) Tax Return for the period ending on the TODI Payment Date in accordance with TODI's past custom and practice. Offshore will allow Company an opportunity to review and comment upon such Offshore Group Tax Returns (including any amended Tax Returns) to the extent that they relate to TODI. Except as consistent with past practice, Offshore will take no position on such Tax Returns that relate to TODI that would adversely affect TODI after the TODI Payment Date. The income of TODI will be apportioned on a closing of the books method between the period up to and including the TODI Payment Date and the period after the TODI Payment Date as if the relevant taxable period ended on the TODI Payment Date. Offshore will not elect to retain any net operating loss carryovers or capital loss carryovers of TODI under Treasury Regulation Section 1.1502-20(g).

                 (ii) Offshore shall prepare and cause to be filed any Separate Tax Returns of TODI required to be filed for periods beginning and ending before the TODI Payment Date, and Offshore shall pay any Taxes shown as due (and not yet paid) on such Tax Returns. Except as consistent with past practice or as required by law, Offshore shall take no position on any such Tax Return that would be adverse to TODI in subsequent periods. Offshore shall allow Company a thirty (30) day opportunity to review and comment upon any such Tax Return prior to its filing.





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                 (iii)    TODI shall prepare and file any Separate Tax Returns
of TODI for Tax periods which begin before the TODI Payment Date and end after the TODI Payment Date ("Straddle Periods"). Offshore shall be liable for the portion of the Taxes shown as due on such return which relates to the portion of such Straddle Period ending on the TODI Payment Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax which relates to the portion of such Taxable period ending on the TODI Payment Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the TODI Payment Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Taxable period ended on the TODI Payment Date. Any credits relating to a Straddle Period shall be allocated according to the preceding sentence. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of TODI. Company shall provide Offshore with a thirty (30) day opportunity to review and comment upon any Tax Return described in this Paragraph (iii) prior to the filing of any such Tax Return. No later than the date on which TODI files the applicable Tax Return, Company shall send written notification to Offshore of the amount due under this Section 2.05(b), together with supporting documentation sufficient to enable Offshore to verify the computation of the amount due. Within twenty (20) days of the receipt by Offshore of such written notification and documentation, Offshore shall either
(A) pay to Company the amount due, or (B) if Offshore disputes the Company's determination of the amount due pursuant to this Section, pay the undisputed portion (if any) of the amount due to Company and notify the Company in writing of the dispute. In the case of a





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dispute, such notice shall contain Offshore's explanation of the dispute, its computation (based on all information in its possession, including the documentation supplied by Company) of the amount due and supporting documentation sufficient to enable Company to verify Offshore's explanations and computations. If Offshore fails to dispute Company's computation of the amount due within such twenty (20) days, Offshore shall be deemed to have acknowledged that the amount due as computed by Company is correct and agreed to. Offshore and Company shall attempt in good faith to resolve any dispute as to the amount due and either party may utilize the dispute resolution process of Article VI if the parties are unable to agree on a resolution to the dispute. No later than two (2) days following the Accounting Firm's decision, Offshore or DeepFlex shall make any required payment to Company.

         (c) Offshore Group. Company and Offshore believe that no member of the Offshore Group is (or ever has been) includible on any federal consolidated or state combined, unitary or consolidated Tax Return that includes a member of the Company Group, and all parties to this Agreement shall prepare and file all Tax Returns consistent with such belief. Members of the Offshore Group shall be exclusively liable for Taxes imposed on any members of the Offshore Group. If any member of the Offshore Group is includible on any federal consolidated or state combined, unitary or consolidated Tax Return that includes a member of the Company Group, Offshore shall be liable for, and shall indemnify and hold harmless the Company Group for Taxes attributable to Tax Items of members of the Offshore Group which are includible on such Tax Return, computed as if all such members of the Offshore Group (and only such members) had filed a true and correct federal consolidated or state combined, unitary or consolidated Tax Return (whichever applicable) (provided that such computation shall be made by taking into account only those net operating losses of the Offshore Group actually used on the applicable Company (or Company Group member) Tax Return). Notwithstanding the





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preceding sentence, no member of the Offshore Group shall be considered a member of the Company Group.

         Section 2.06 Filing of Post-Contribution Tax Returns. All Tax Returns for periods beginning on or after the Contribution Date shall be the responsibility of the DeepFlex Group if such Tax Returns relate exclusively to the DeepFlex Businesses, and shall be the responsibility of the Company Group if such Tax Returns relate exclusively to the Company Businesses.

         Section 2.07 Certification. Each Tax Return and computation of Tax liability required to be provided to Company by DeepFlex or Offshore, or to Offshore or DeepFlex by Company, pursuant to this Agreement shall be accompanied by a statement signed by the Chief Financial Officer of such entity to the effect that such officer has reviewed for completeness and accuracy the Tax Return and computation of the Tax liability and the documentation in support thereof and has determined that such return and computation properly reflect the taxable income (or loss), Tax liability and credits of the entity or entities, as the case may be, to which such return and computation relate for the period covered thereby.

                                  ARTICLE III
              RIG DISTRIBUTION; MERGER TRANSACTIONS; LOSS SHARING

         Section 3.01     Rig Tax and Excess Value Tax.

         (a) If, pursuant to Section 3.2 of the Distribution Agreement, a Rig Distribution has occurred prior to the Effective Time, Offshore shall pay Company any Rig Tax, as defined in paragraph (a) of this Section. For purposes of this Agreement, "Rig Tax" shall be the excess (if any) of

                 (x) the actual Taxes owed by members of the Company Group and members of the DeepFlex Group for all periods which include the Rig Distribution, over

                 (y) the notional Taxes (but not less than zero) that would have been owed by members of the Company Group and the members of the DeepFlex Group for all periods which include the Rig Distribution if such Rig Distribution had not occurred.

         (b) Offshore shall pay Company any Excess Value Tax, as defined in paragraph (b) of this Section. For purposes of this Agreement, "Excess Value Tax" shall be the excess (if any) of

                 (x) the actual Taxes owed by members of the Company Group and members of the DeepFlex Group for all periods which include any of the Merger Transactions reduced by the Rig Tax, over

                 (y) the notional Taxes (but not less than zero) that would have been owed by members of the Company Group and members of the DeepFlex Group for all periods which include any of the Merger Transactions, calculated (A) by disregarding the Rig Distribution, and (B) as if the overall gain on the Merger Transactions (other than the Rig Distribution) is reduced by the Excess Value Gain.

         (c) "Excess Value Gain" shall mean the excess, if any, of (x) the sum of (A) the fair market value on the Distribution Date (as defined in the Distribution Agreement) of the Rights issued by the Company and (B) the net proceeds of the Rights Offering received by the Company, over (y) the sum of (C) the adjusted tax basis of Company in the DeepFlex Shares after adjustment pursuant to Treasury Regulation Section . 1.1502-32 for the period ending on the Contribution Date, and after giving effect to any deemed distributions for payments required to be made by DeepFlex to Company under this Agreement, but otherwise without giving effect to the Merger Transactions (other than the Stock Repayment), (D) the adjusted tax basis of the DeepFlex Note that is actually capitalized (as contemplated by Section 3.1(b) of the Distribution Agreement), reduced by any deemed payments on the DeepFlex Note for payments required to be made by DeepFlex to Company under this Agreement (E) the adjusted tax basis of the Company in the Offshore Shares, determined after giving effect to any deemed distributions for payments required to be made by Offshore to Company under this Agreement, but otherwise without giving effect to the Merger Transactions (other than the Stock Repayment), and (F) any increase in the adjusted tax basis of the Company in the shares of Offshore as a result of the contribution of "Excess Proceeds" to Offshore pursuant to Section 4.3 of the Distribution Agreement. The parties agree that, for this purpose, the fair market value of the Rights on the Distribution Date shall be the trading price of the rights on such date, subject to adjustment only in connection with a Tax Contest.

         Section 3.02 Merger Transactions Tax. Offshore shall pay Company any Merger Transactions Tax, as defined in paragraph (a) of this Section.

         (a)     "Merger Transactions Tax" shall mean the lesser of:

                 (x)      $ 7 million; or

                 (y) the excess of (i) the actual Taxes owed by members of the Company Group and members of the DeepFlex Group for all periods which include any of the Merger Transactions reduced by the sum of the Rig Tax and the Excess Value Tax, over (ii) the notional Taxes that would have been owed by members of the Company Group and members of the DeepFlex Group for all periods which include any of the Merger Transactions, calculated by disregarding the Merger Transactions; if there is no such excess, the amount described in this clause (y) shall be zero.


         Section 3.03     Payment of Rig Tax and Merger Transactions Tax.

         (a) The parties shall cause Price Waterhouse, L.L.P. or any other firm mutually agreed upon by the parties ("Price") to provide Offshore and Company with a schedule at least ten (10) days prior to the Completion Date (as defined in the Distribution Agreement) setting forth an estimate of the Rig Tax, the Excess Value Tax and the Merger Transactions Tax (the "Price Tax Schedule"). Prior to the Completion Date, DeepFlex shall pay the amount of such estimated Taxes to Company. Company may retain any Excess Proceeds (as defined in the Distribution Agreement) in satisfaction of all or a portion of DeepFlex's unpaid payment obligations under the preceding sentence.

         (b) No later than ten (10) days after filing the applicable Company Pre-Contribution Federal Consolidated Return for the period that ends on the Effective Time, Company shall recompute the Rig Tax, the Excess Value Tax and the Merger Transactions Tax based on the Tax Items of the Company affiliated group as reported and shall provide DeepFlex with written notification of such computations (together with supporting documentation sufficient to enable DeepFlex or Offshore to verify the computation) (collectively, the "Merger Transactions Tax Notice"). If the amount shown as due on the Merger Transactions Tax Notice exceeds the amount previously paid to Company under Section 3.03(a), Company shall return such excess to Offshore along with the Merger Transactions Tax Notice. Within twenty (20) days of receipt of the Merger Transactions Tax Notice, Offshore or DeepFlex shall notify the Company in writing if it disputes the amount shown as due or owing (if Offshore and DeepFlex fail to so notify Company within twenty (20) days, Company's computation of the Merger Transactions Tax shall become final). In the case of a dispute, such notice shall contain Offshore's or DeepFlex's explanation of the dispute, its computation (based on all information in its possession, including the documentation supplied by Company) of the amount due or owing and supporting documentation sufficient to enable Company to verify Offshore's computation of the amount due. If Offshore and DeepFlex do not dispute the amount shown as due, Offshore shall pay to Company the amount shown as due on the Merger Transactions Tax Notice in excess of the amount shown as due on the Price Tax Schedule.

         (c) If Offshore disputes the amount shown as due or owing on the Merger Transactions Tax Notice, Offshore and Company shall attempt in good faith to resolve such dispute. If Company and DeepFlex or Offshore, as the case may be, are unable to resolve the dispute, either party may utilize the dispute mechanism provided for in Article VI. No later than two (2) days following the Accounting Firm's decision, Offshore or Company shall make any required payment to the other.

         Section 3.04     Loss Sharing.

         (a) If Company (or any successor in interest) uses any Company Tax Attribute in a taxable period beginning after the Effective Time, Company shall pay Offshore (as provided in Section 3.04(b)) an amount equal to the Tax Benefit received by Company and any affiliated group in which it or its successor is a member as a result of the use of such Company Tax Attribute.
For purposes of this Section, a Company Tax Attribute shall be deemed to be used if such Company Tax Attribute actually would have been used, assuming that Company and any affiliated group in which it or its successor is a member had no net operating loss carryovers, AMT credit carryovers or capital loss carryovers other than the Company Tax Attributes.

         (b) On or about each September 15, Offshore may send a written notification to Company requesting that Company compute the amount due under paragraph (a) with respect to the preceding taxable year and provide Offshore with an officer's certificate detailing the amount of the Company Tax Attributes used by Company Group (or its successor) together with supporting documentation sufficient for Offshore to verify Company's computation of the amount owing (the "Officer's Certificate"). Within 45 days of receipt of such written notification, Company shall deliver to Offshore the Officer's Certificate along with the payment, if any, shown as due and owing on the Officer's Certificate. Offshore shall notify Company in writing within twenty
(20) days of receipt of the Officer's Certificate if it disputes the amount shown as owing thereon. In the case of a dispute, such notice shall contain Offshore's explanation of the dispute, its computation (based on all information in its possession, including the documentation supplied by Company) of the amount owing and supporting documentation sufficient to enable Company to verify Offshore's computation of the amount owing. If Offshore fails to so notify Company within twenty (20) days, Offshore shall be deemed to have accepted and agreed to the computation of the amount shown as owing on the Officer's Certificate, and Offshore shall be precluded from contesting such amount. If Offshore disputes the amount shown as owing on the Officer's Certificate, Offshore and Company shall attempt in good faith to resolve such dispute. If Company and Offshore are unable to resolve the dispute, either party may utilize the dispute mechanism provided for in Article VI. No later than two (2) days following the Accounting Firm's decision, Company shall make any required payment to Offshore.

         (c) If the Company receives (or has reason to believe it will receive) a report of a revenue agent of a Tax Authority (an "Agent's Report") that raises an issue which, if resolved in favor of the Tax Authority, would eliminate the Company's ability to use any Company Tax Attributes previously reported as existing as of the day after the Effective Time ("Challenged Company Tax Attributes"), Company's obligation to make any payments under this Section 3.04 with respect to Challenged Company Tax Attributes shall be suspended pending resolution of the issues raised in the Agent's Report. Upon final resolution of the issues raised in the Agent's Report, Company shall make a payment to Offshore equal to the Tax Benefits realized on the use of a Challenged Company Tax Attribute to the extent that such Challenged Company Tax Attribute was unaffected by the resolution, together with interest at a rate of ten (10)% per annum from the date on which the payment would have been made but for the preceding sentence. Adjustments to Company Tax Attributes pursuant to resolution of the issues raised in the Agent's Report are governed by Section 4.03.

         Section 3.05 Transfer Taxes. Company and Offshore shall each be responsible for one-half of any sales and use, gross receipts, or other transfer Taxes imposed on the transfers occurring pursuant to Distribution Agreement and Redemption Agreement, except that Offshore shall be responsible for 100% of any such Taxes payable in connection with the Rig Distribution.

                                   ARTICLE IV
                       DEFICIENCIES AND REFUNDS OF TAXES

         Section 4.01 Deficiencies and Refunds Relating to Company Consolidated and Combined Tax Returns.

         (a) If an adjustment is made with respect to any Tax Return of the Company (or any member of the Company Group) in which any member of the DeepFlex Group is included or in which any Merger Transaction occurs, DeepFlex or Offshore shall pay Company:

                 (i) in the case of an adjustment to a period not described in Sections 2.02(a) or 2.03(a), as the case may be, to the extent of the increase in Taxes payable by Company for such period, the excess of (A) the federal consolidated or state combined, unitary or consolidated Tax liability of the DeepFlex Group computed as if all the members of the DeepFlex Group included in the Tax Return had filed a federal consolidated or state combined, unitary or consolidated Tax Return (whichever applicable) based on the Tax Items of members of the DeepFlex Group as so adjusted (including the effect of adjustments to prior taxable periods), including interest and penalties, over
(B) the federal consolidated or state combined, unitary or consolidated Tax liability of the DeepFlex Group computed as if all the members of the DeepFlex Group included in the Tax Return had filed a federal consolidated or state combined, unitary or consolidated Tax Return (whichever applicable) based on the Tax Items of members of the DeepFlex Group as reported (or, if applicable, as previously adjusted); or

                 (ii) in the case of adjustments to periods described in Sections 2.02(a) or 2.03(a), or any period in which a Merger Transaction occurs, the excess of (A) the sum of (w) the Rig Tax, (x) the Excess Value Tax,
(y) the Merger Transactions Tax and (z) the DeepFlex Group Federal Tax Liability or the DeepFlex Group State Tax Liability, whichever applicable, all computed based on the Tax Items of members of the DeepFlex

Group as so adjusted (including the effect of adjustments to prior taxable periods), including interest and penalties, over (B) the sum of (w) the Rig Tax, (x) the Excess Value Tax, (y) the Merger Transactions Tax, and (z) the DeepFlex Group Federal Tax Liability or DeepFlex Group State Tax Liability, all computed based on the Tax Items of members of the DeepFlex Group as reported (or, if applicable, as previously adjusted). If the amount described in clause
(ii)(B) exceeds the amount described in clause (ii)(A), then Company shall pay to Offshore such excess, but only to the extent of amounts previously paid by Offshore or DeepFlex to Company with respect to the Rig Tax, the Excess Value Tax, the Merger Transactions Tax, the DeepFlex Group Federal Tax Liability and the DeepFlex Group State Tax Liability. The parties acknowledge that any payments required to be made by Company under the preceding sentence shall be offset to the extent of payments required to be made by Offshore or DeepFlex under this Article IV.

         Section 4.02     TODI.

         (a) Offshore Tax Returns. If any adjustment is made with respect to a Tax Return which includes TODI and at least one other member of the Offshore Group, Offshore shall pay, indemnify and hold harmless Company and TODI against any Taxes resulting from such adjustment.

         (b) Separate Taxes of TODI. If any adjustment is made with respect to a Separate Tax of TODI for periods beginning before the TODI Payment Date, Offshore shall pay Company the excess of (i) the Separate Tax liability of TODI for the applicable Tax period (or, in the case of a Straddle Period, for the portion of the Straddle Period ending on the TODI Payment Date (computed in the manner set forth in Section 2.05(b)(ii))), over (ii) the applicable Separate Tax liability of TODI as so reported (or, if applicable, as previously adjusted) for the applicable Tax period (or, in the case of a Straddle Period, for the portion of the Straddle Period ending on the TODI Payment Date (computed in the manner set forth in Section 2.05(b)(ii))).

         Section 4.03 Recovery of Loss Sharing. If any adjustment is made affecting the amount or use (within the meaning of Section 3.04) of the Company Tax Attributes, Offshore shall return to Company any payments made by Company to Offshore under Section 3.04 to the extent that such payments would not have been made had the amount and use of the Company Tax Attributes been originally computed based on the Tax Items of members of the DeepFlex Group and the Company Group as so adjusted. Any return payment made under this Section 4.03 shall include interest at a rate of ten (10)% per annum from the date on which Company made the payment being returned.

         Section 4.04 Manner and Time of Payments. Company shall compute the amount of any payment due to be made by Offshore under this Article IV, and shall provide Offshore with written notification of such computations (together with supporting documentation sufficient to enable Offshore to verify the computation) (collectively, the "Adjustment Notice"). Within twenty (20) days of receipt of the Adjustment Notice, Offshore shall either (i) pay the amount shown as due on the Adjustment Notice, or (ii) notify the Company in writing if it disputes the amount shown as due and pay to Company any amount not in dispute. If Offshore and DeepFlex fail to so notify Company within twenty (20) days, Company's computation of the amount due shall become final. In the case of a dispute, such notice shall contain Offshore's explanation of the dispute, its computation of the amount due and supporting documentation sufficient to enable Company to verify Offshore's computation of the amount due.

         (b) If Offshore disputes the amount shown as due on an Adjustment Notice, Offshore and Company shall attempt in good faith to resolve such dispute. If Company and Offshore are unable to resolve the dispute, either party may utilize the dispute mechanism provided for in Article VI. No later than two (2) days following the Accounting Firm's decision, Offshore shall make any required payment to Company.

         (c) Any payments made to Company under this Article that are made after the date that is ten (10) days after receipt by Offshore of the applicable Adjustment Notice shall include interest at a rate of ten (10)% per annum.

         Section 4.05 Tax Refunds Generally. No member of the DeepFlex Group shall be entitled to any payment or benefit as a result of the receipt of any Tax refund received by any member of the Company Group, and TODI shall not be entitled to any payment or benefit as a result of the receipt of any Tax refund received by any member of the Offshore Group or the DeepFlex Group.

                                   ARTICLE V
                   TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

         Section 5.01 Claims for Refund, Carrybacks, and Self-Audit Adjustments. Notwithstanding anything herein to the contrary, Adjustment Requests with respect to any Company Pre-Contribution Federal Consolidated Return, any Company Pre-Contribution State Combined Return, or any Separate Tax Return of TODI for periods beginning before the Contribution Date, shall be made at the sole discretion of Company.

         Section 5.02 Notice of Tax Contests. Company shall provide prompt notice to Offshore or DeepFlex of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for Tax periods for which it may receive a payment from Offshore or DeepFlex under this Agreement. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If Company has knowledge of an asserted Tax liability with respect to a matter for which it may receive a payment from Offshore or DeepFlex under this Agreement and fails to give Offshore or DeepFlex prompt notice of such asserted Tax liability, then (i) if Offshore or DeepFlex is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, Offshore or DeepFlex shall have no obligation to indemnify Company for or make payments with respect to any Taxes arising out of such asserted Tax liability, and (ii) if Offshore or DeepFlex is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to Offshore or DeepFlex, then any amount which Offshore or DeepFlex is otherwise required to pay Company pursuant to this Agreement shall be reduced by the amount of such detriment.

         Section 5.03     Control of Tax Contests

         (a) Except as otherwise provided in this Section 5.03, (i) Company shall have the exclusive authority to represent each member of the DeepFlex Group before any Tax Authority or before any court with respect to any Tax Contest affecting the Tax liability of any member of the DeepFlex Group or the Company Group for any period beginning before the Contribution Date, and (ii) Company shall have full responsibility and discretion in handling, settling or contesting all other Tax Contests relating to the Company Group, and Offshore and DeepFlex shall have no right to participate in the handling, settling or contesting of such other Tax Contests.

         (b) Company shall allow Offshore or DeepFlex to assume control of the defense or prosecution, as the case may be, of the portion of any Tax Contest (other than Tax Contests described in Section 5.03(c)), if such portion relates exclusively to a Tax Item of a member of the DeepFlex Group or to a Tax of TODI for which Offshore or DeepFlex is potentially liable to make a payment to Company pursuant to this Agreement, provided that, prior to assuming such control, Offshore or DeepFlex, as the case may be, reaffirms in writing its potential indemnification obligation with respect to such Taxes under this Agreement. Anything in this Section 5.03 to the contrary notwithstanding, (i) Company shall have the right to participate, at its own expense, in any portion of a Tax Contest controlled by Offshore or DeepFlex pursuant to this Section 5.03(b), (ii) Offshore or DeepFlex shall not settle any portion of a Tax Contest controlled by it pursuant to this Section 5.03(b) without Company's consent, which consent shall not be unreasonably withheld, provided that if Company does not consent to such settlement proposal and such settlement would not have adversely affected the Company Group and TODI, the obligations of Offshore and DeepFlex hereunder shall be limited to the amount that would have resulted if the settlement had been approved, and (iii) Company shall have the right to settle (and to cause Offshore and DeepFlex to settle) any portion of a Tax Contest controlled by Offshore or DeepFlex pursuant to this Section 5.03(b) if such settlement would be reasonable for a person liable for all Taxes of all members of the Company Group, the DeepFlex Group and the Offshore Group for all periods, determined as if the only Tax Items disputed under the Tax Contest were the Tax Items disputed under the portion of the Tax Contest controlled by Offshore or DeepFlex under this paragraph (and, if Offshore or DeepFlex disputes whether the proposed settlement would be reasonable for a person liable for all Taxes of all members of the Company Group, the DeepFlex Group and the Offshore Group for all periods, determined as if the only Tax Items disputed under the Tax Contest were the Tax Items disputed under the portion of the Tax Contest controlled by Offshore or DeepFlex under this paragraph, the parties shall utilize the dispute mechanism provided for in Article VI and the Accounting Firm shall decide whether Company has the right to settle (or to cause settlement of) the Tax Contest under this clause (iii)). If neither Offshore nor DeepFlex assumes control of the defense or prosecution, as the case may be, of the portion of any Tax Contest described in the first sentence of this paragraph, Offshore and DeepFlex shall indemnify Company for fees and expenses incurred by Company in connection with Company's defense or prosecution of such portion of such Tax Contest.

         (c) Company and Offshore shall jointly control (and each party shall bear their own expenses in connection with) any Tax Contest relating to the Merger Transactions, to the extent that such Tax Contest could result in Offshore or DeepFlex making a payment to Company hereunder and Offshore or DeepFlex reaffirms in writing its potential indemnification obligation under this Agreement. Company shall have the authority to settle any such Tax Contest with the consent of Offshore or DeepFlex, which consent shall not be unreasonably withheld. If Offshore withholds consent to settlement of a Tax Contest and such settlement would not have resulted in Offshore and DeepFlex making any payments to Company in excess of payments actually made pursuant to the ultimate resolution of the Tax Contest, Offshore shall indemnify Company for any Taxes owed by Company that would not have been owed had Offshore consented to the settlement. Likewise, Offshore shall have the authority to settle any such Tax Contest with the consent of Company, which consent shall not be unreasonably withheld. If Company withholds consent to settlement of a Tax Contest and such settlement would not have adversely affected Company, the obligations of Offshore and DeepFlex hereunder shall be limited to the amount that would have resulted if Company had consented to the settlement.

         (d) In the case of any Tax Contest which relates exclusively to Taxes of members of the Offshore Group or DeepFlex Group for which Offshore, DeepFlex or the members of the Offshore Group or the DeepFlex Group have no obligation to make a payment to Company under this Agreement, Offshore, DeepFlex or the applicable member(s) of the Offshore Group or the DeepFlex Group shall have exclusive control over the Tax Contest; provided that Company shall be allowed to participate (at its own expense) in such Tax Contest if the resolution of the Tax Contest could result in a Tax Detriment to any member of the Company Group.

         (e) Offshore will allow TODI and its representatives to participate (at its own expense) in any audits of the Offshore federal consolidated income (or state combined, unitary or consolidated) Tax Returns to the extent such Tax Returns relate to TODI. Offshore will not settle any such audit in a manner which would adversely affect TODI after the TODI Payment Date without the prior written consent of Company.

         Section 5.04 Retention of Books and Records. Offshore, DeepFlex and Company each agrees to retain all Tax Returns, related schedules and workpapers, and all material records and other documents relating thereto existing on the date hereof or created through or with respect to taxable periods ending on or before the Contribution Date, until the later of (a) the expiration of the statute of limitations (including extensions of which such party has been notified) of the taxable years to which such Tax Returns and other documents relate, or (b) the date that is ten (10) years after the Contribution Date.

         Section 5.05 Cooperation re Return Filings, Examinations and Controversies.

                 (a) Offshore's and DeepFlex's Obligations. Except as otherwise provided in this Article V, Offshore, DeepFlex and each other member of the Offshore

Group and DeepFlex Group shall fully cooperate with Company and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the Company Group for any taxable period beginning before the Contribution Date. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Company by the appropriate Offshore Group or DeepFlex Group member of any power of attorney required to allow Company and its counsel to represent Offshore, DeepFlex or such other Offshore Group or DeepFlex Group member in any Tax Contest which Company shall have the right to control pursuant to the terms of Section 5.03 of this Agreement, provided, that such power of attorney shall be used only in a manner consistent with the terms of this Article V, and (y) making available to Company, during normal business hours, and within thirty (30) days of any request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter. Offshore and DeepFlex agree to make (or to cause members of the DeepFlex Group) any elections necessary for any member of the DeepFlex Group to be included in a Pre-Contribution Federal Consolidated Return or Pre-Contribution State Combined Return.

                 (b) Company's Obligations. Except as otherwise provided in this Article V, Company shall fully cooperate with Offshore, DeepFlex and their representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the DeepFlex Group or Offshore Group. Such cooperation shall include, but not be limited to, (x) the execution and delivery to Offshore or DeepFlex by the appropriate Company Group member of any power of attorney required to allow Offshore or DeepFlex and its counsel to represent Company in any Tax Contest which Offshore or DeepFlex shall have the right to control pursuant to the terms of Section 5.03 of this Agreement, provided, that such power of attorney shall be used only in a manner consistent with the terms of this Article V, and (y) making available to Offshore or DeepFlex, during normal business hours, and within thirty (30) days of any request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter.

                 (c) Remedy for Failure to Comply. If Company reasonably determines that Offshore or DeepFlex is not for any reason fulfilling its obligations under Section 5.05(a), or if Offshore or DeepFlex reasonably determines that Company is not for any reason fulfilling its obligations under
Section 5.05(b), then Company, Offshore or DeepFlex, as the case may be, shall have the right to appoint, at the expense of the other, an independent entity such as a nationally-recognized public accounting firm to assist the other in meeting its obligations under this Section 5.05. Such entity shall have complete access to all books, records and information, and the complete cooperation of all officers and employees, of Offshore, DeepFlex or Company, as the case may be.

                                   ARTICLE VI
                               DISPUTE RESOLUTION

         Section 6.01 Dispute Resolution. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter, then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the ''Accounting Firm''). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement (except to the extent such resolution is redetermined pursuant to a Tax Contest). Each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties.

                                  ARTICLE VIII
                               LETTERS OF CREDIT

         Section 7.01     Initial Letters of Credit.

         (a) In the event that a Rig Distribution occurs prior to the Effective Time, then to secure the payment obligations of Offshore under
Section 3.01, Section 4.01 (but only to the extent that an adjustment results in an increase in the amount of the Rig Tax) and Section 4.03, Offshore shall deliver to Company simultaneously with the execution of this Agreement an initial letter of credit in the amount of $7.5 million (the "Offshore Letter of Credit"). The initial Offshore Letter of Credit shall, except as otherwise provided in the Offshore Letter of Credit, expire one year from the date hereof.

         (b) In the event Offshore delivers to Company the Offshore Letter of Credit pursuant to Section 7.01(a), then, to secure the payment obligations of Company under Section 3.04, Company shall deliver to Offshore simultaneously with the execution of this Agreement an initial letter of credit in the amount of $7.5 million (the "Company Letter of Credit"). The initial Company Letter of Credit shall, except as otherwise provided in the Company Letter of Credit, expire one year from the date hereof.

         Section 7.02 Renewal Letters of Credit. Subject to Section 7.03, Offshore shall deliver to Company at least ten (10) days prior to the expiration of any Offshore Letter of Credit a new Offshore Letter of Credit in an amount equal to $7.5 million less any amount drawn down against the expiring Offshore Letter of Credit or any earlier Offshore Letter of Credit by reason of a failure to make a payment under Section 3.01, Section 4.01 (but only to the extent that an adjustment results in an increase in the amount of the Rig Tax) or Section 4.03. Subject to Section 7.03, Company shall deliver to Offshore at least ten (10) days prior to the expiration of any Company Letter of Credit a new Company Letter of Credit in an amount equal to $7.5 million less any amount drawn down against the expiring Company Letter of Credit or any earlier Company Letter of Credit by reason of a failure to make a payment under Section 3.04.

         Section 7.03 Term. The obligations of Offshore and Company to deliver a renewal Offshore Letter of Credit and a renewal Company Letter of Credit, respectively, shall expire on the "Final Expiration Date" which shall be the later of (i) the date that is five years from the Effective Time, or
(ii) if Company notifies Offshore within five years of the Effective Time that Company has received (or has reason to believe it will receive) an Agent's Report proposing to challenge the Company's treatment of the Merger Transactions, the earlier of: (A) the date that is eight years from the Effective Time, or (B) the date that is sixty (60) days after the date of the "determination" (within the meaning of Code Section 1313) of the issues raised in the Agent's Report.

         Section 7.04 Drawing on Letters of Credit. Offshore shall be entitled to drawdown on the Company Letter of Credit and Company shall be entitled to drawdown on the Offshore Letter of Credit after compliance with the drawdown procedures set forth in the applicable Letter of Credit, under any of the following circumstances:

         (a) If Offshore fails to pay Company any amount payable to Company under Section 3.01, Section 4.01 (but only to the extent that an adjustment results in an increase in the amount of the Rig Tax), Section 4.03 or Section
7.06 on or prior to the due date for such payment, then (so long as such default in payment shall be continuing) Company (or its successor) shall be entitled to drawdown the Offshore Letter of Credit to the extent of the amount so payable;

         (b) If Company fails to pay Offshore an amount payable to Offshore under Section 3.04 or Section 7.06 on or prior to the due date for such payment, then (so long as such default in payment shall be continuing) Offshore shall be entitled to drawdown the Company Letter of Credit to the extent of the amount so payable;

         (c) If Company has not received a renewal Offshore Letter of Credit from Offshore by the date required under Section 7.02, then (so long as Company has not received such renewal Offshore Letter of Credit), Company shall be entitled to drawdown the Offshore Letter of Credit to the full extent of the Offshore Letter of Credit, but only by a draft directing deposit into an escrow account (the "Offshore L/C Escrow Account") of the funds being drawn down. If, after the drawdown of the Offshore Letter of Credit pursuant to the preceding sentence, Offshore fails to pay Company any amount payable to Company under
Section 3.01, Section 4.01 (but only to the extent that an adjustment results in an increase in the amount of the Rig Tax), Section 4.03 or Section 7.06 on or prior to the due date for such payment, then (so long as such default in payment shall be continuing) Company (or its successor) shall be entitled to drawdown the Offshore L/C Escrow Account to the extent of the amount so payable. Upon the Final Expiration Date, any funds remaining in the Offshore L/C Escrow Account will be returned to Offshore.

         (d) If Offshore has not received a renewal Company Letter of Credit from Company by the date required under Section 7.02, then (so long as Offshore has not received such renewal Company Letter of Credit), Offshore shall be entitled to drawdown the Company Letter of Credit to the full extent of the Company Letter of Credit, but only by a draft directing deposit into an escrow account (the "Company L/C Escrow Account") of the funds being drawn down. If, after the drawdown of the Company Letter of Credit pursuant to the preceding sentence, Company fails to pay Offshore an amount payable to Offshore under Section 3.04 or Section 7.06 on or prior to the due date for such payment, then (so long as such default in payment shall be continuing) Offshore shall be entitled to drawdown the Company L/C Escrow Account to the extent of the amount so payable. Upon the Final Expiration Date, any funds remaining in the Company L/C Escrow Account will be returned to Company.

         Section 7.05     L/C Escrow Account.

         (a) At any time after the funding of the Offshore L/C Escrow Account pursuant to Section 7.04(c), Offshore shall have the right to deliver to Company a renewal or substitute Offshore Letter of Credit provided that such Offshore Letter of Credit is equal to the amount in the Offshore L/C Escrow Account, and upon delivery thereof, Company shall instruct the escrow agent to release to Offshore the funds in the Offshore L/C Escrow Account.

         (b) At any time after the funding of the Company L/C Escrow Account pursuant to Section 7.04(d), Company shall have the right to deliver to Offshore a renewal or substitute Company Letter of Credit provided that such Company Letter of Credit is equal to the amount in the Company L/C Escrow Account, and upon delivery thereof, Offshore shall instruct the escrow agent to release to Company the funds in the Company L/C Escrow Account.

         (c) Offshore and Company, acknowledging that any Offshore L/C Escrow Account established under Section 7.04(c) will be established to secure Offshore's obligations hereunder, and that any Company L/C Escrow Account established under Section 7.04(d) will be established to secure Company's obligations hereunder, hereby agree that all Taxes payable with respect to any earnings or investments in the Offshore L/C Escrow Account shall be payable by Offshore and that all Taxes payable with respect to any earnings or investments in the Company L/C Escrow Account shall be payable by Company.

         Section 7.06     Wrongful Drawdowns.

         (a) Any wrongful drawdown by Company or Offshore of funds (the "Breaching Party") against its Letter of Credit shall be restored by the Breaching Party to the other party on demand, together with interest at 12%, compounded quarterly, commencing from the date of such wrongful drawdown. If the Breaching Party fails to comply with the requirements of the preceding sentence, the other party shall be entitled to recover said funds from the Breaching Party in an action at law;

         (b) Any wrongful drawdown by a Breaching Party of funds from an L/C Escrow Account shall be restored by the Breaching Party to the L/C Escrow Account on demand, together with interest at 12%, compounded quarterly, commencing from the date of such wrongful drawdown. If the Breaching Party fails to comply with the requirements of the preceding sentence, the other party shall be entitled to recover said funds from the Breaching Party in an action at law;

         (c) A Breaching party shall be liable to the other party for all costs and expenses incurred by such other party in connection with any wrongful drawdown of a Letter of Credit or L/C Escrow Account;

         (d) As liquidated damages, and not as a penalty, in addition to any amounts to which it is entitled under the preceding paragraphs, the other party shall be entitled to receive from the Breaching Party with respect to any wrongful drawdown an amount equal to 50% of the amount of such funds.

         Section 7.07 Election to Forego Letters of Credit. Company (or its successor) may elect at any time to release Offshore from its obligation to provide the Offshore Letter of Credit which will in turn release Company from its obligation to provide the Company Letter of Credit. If Company so elects, it shall provide written notification of its election to Offshore. Within five
(5) days of receipt of such written notification, Offshore shall deliver to Company the Company Letter of Credit and shall acknowledge to Company in writing that Company's obligations under this Article VII to provide the Company Letter of Credit have been discharged. Within five (5) days of receipt by Company of the items described in the preceding sentence, Company shall deliver to Offshore the Offshore Letter of Credit and shall acknowledge to Offshore in writing that Offshore's obligations under this Article VII to provide the Offshore Letter of Credit have been discharged.

                                  ARTICLE VIII
                                 MISCELLANEOUS

         Section 8.01 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         Section 8.02 Modification of Agreement. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

         Section 8.03 Entire Agreement; Termination of Prior Agreements; Conflict With Other Agreements. This agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any member or members of the Offshore Group or DeepFlex Group, on the one hand, and any member or members of the Company Group, on the other hand. Any and all such other agreements are hereby canceled.

         Section 8.04  Indemnification for Fees and Expenses; Interest;
Gross-Up.

         (a) Gross-Up. The parties hereto agree to report all payments received by a party (the "Indemnified Party") from another party (the "Indemnifying Party") hereunder as capital contributions or distributions, as the case may be, made immediately prior to the Contribution. In the event that a Tax Authority determines that Taxes are owing by an Indemnified Party as a result of the receipt of a payment (other than a payment of Merger Transactions
Tax) by an Indemnifying Party, the Indemnifying Party shall make an additional payment (a "Gross-Up Payment") to the Indemnified Party equal to the sum of (i) the amount of such Taxes and (ii) any additional Taxes that will be imposed on the Gross-Up Payment.

         (b) Interest. If any payment required to be made under this Agreement is made after the original due date (without extensions) for the filing of the Tax Return to which such payment relates (the "Return Due Date"), such payment shall include interest at a rate of 8% on the amount of the payment required based on the number of days from the Return Due Date to the date of payment.

         Section 8.05 Deconsolidation Date. The parties believe that members of the DeepFlex Group will cease to be includible on any Company (or Company Group member) Tax Return on the Contribution Date and will prepare all Tax Returns consistent with that belief. If the members of the DeepFlex Group will cease to be includible on any Company (or Company Group member) Tax Return on a date other than the Contribution Date, then all calculations made hereunder with respect to the Contribution Date shall be made with respect to such other date.

         Section 8.06 Taxes of Other Persons DeepFlex and Offshore shall pay, indemnify, and hold harmless Company against the Taxes of any Person other than the Company and its Subsidiaries on a consolidated or combined basis (i) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, but only to the extent that such liability arises as a result of any member of the DeepFlex Group or the Offshore Group being a member of an affiliated group of which no member of the Company Group was a member. For this purpose, "Person" shall mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity.

         Section 8.07 Taxes Generally. Without in any way limiting the obligations of Offshore, DeepFlex or any member of the Offshore Group and the DeepFlex Group, Company shall indemnify and hold harmless the Offshore Group and the DeepFlex Group from all Taxes imposed on the Company and any of them on a consolidated or combined basis (i) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Offshore shall indemnify and hold harmless Company (and TODI) from all Taxes imposed on TODI and any member of the Offshore Group on a consolidated or combined basis (i) under Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law),
(ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

         Section 8.08 Alternative Minimum Tax Credits. DeepFlex and Company agree to use their best efforts to allocate any available AMT credits attributable to periods beginning before the Contribution Date pursuant to a reasonable allocation method. If the parties are unable to agree on a reasonable allocation method, the matter of allocating any AMT credits will be referred to the Accounting Firm for resolution pursuant to Article VI. With respect to any AMT (including AMT resulting from an adjustment) actually payable with respect to a Company Pre-Contribution Federal Consolidated Tax Return, a Company Pre-Contribution State Combined Tax Return, or any Company Tax Return that includes the Merger Transactions, the party to whom the AMT credit is allocated under this paragraph shall pay and be liable for the AMT (which, in the case of an adjustment, shall be deemed for this purpose to include interest and penalties relating to the AMT adjustment) relating to the credit.

         Section 8.09 Value Adjustment. If the fair market value of the property described in Section 3.1(a)(i)(x) and (y) of the Distribution Agreement (the "XY Property") is determined in a Tax Contest to be greater than approximately $8 million, Company shall be treated as selling, and Offshore as buying, an amount of the DeepFlex Note equal to the fair market value (as so determined) of the XY Property. If the fair market value of the Offshore Common Stock and Offshore Preferred Stock transferred to Company in partial satisfaction of the DeepFlex
Note is determined in a Tax Contest to be greater than approximately $12 million, DeepFlex shall be treated as satisfying an amount of the DeepFlex Note equal to the fair market value (as so determined) of such Offshore Common Stock and Offshore Preferred Stock. For purposes of Section 3.01(c)(y)(D), the amount of the DeepFlex Note treated as capitalized shall be determined by taking into account the adjustments pursuant to the first two sentences of this Section ("Value Adjustments"), but only to the extent such Value Adjustments exceed the gain realized by RIGCO on the Rig Distribution.

         Section 8.10 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     if to Company, to

                       El Paso Natural Gas Company
                       1001 Louisiana Street
                       Houston, Texas 77062
                       Attention:  Judy A. Vandagriff
                                   Vice President, Tax
                       Facsimile No.: (713) 757-8269
                       with copies to:

                       Fried, Frank, Harris, Shriver & Jacobson
                       1001 Pennsylvania Ave., N.W.
                       Suite 800
                       Washington, D.C.  20004-2505
                       Attention:  Alan S. Kaden
                       Facsimile No.:  (202) 639-7003

         (b)     if to Offshore or DeepFlex, to

                       Tatham Offshore, Inc.
                       7400 Texas Commerce Tower
                       600 Travis
                       Houston, Texas  77002
                       Attention:  President
                       Facsimile No.:  (713) 224-7574

                       with copies to:

                       Akin, Gump, Strauss, Hauer & Feld, P.C.
                       711 Louisiana Street
                       Suite 1900
                       Houston, TX 77002
                       Attention: Rick L. Burdick
                       Facsimile No.: (713) 236-0822

         Section 8.11 Application to Present and Future Subsidiaries. This Agreement is being entered into by Company, Offshore and DeepFlex on behalf of themselves and each member of the Company Group, the Offshore Group, and the DeepFlex Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the Company Group, the Offshore Group or the DeepFlex

Group in the future. Company, Offshore and DeepFlex hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the Company Group, the Offshore Group and the DeepFlex Group respectively. Company, Offshore and DeepFlex shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby.

         Section 8.12 Term. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by Company and Offshore, or their successors.

         Section 8.13 Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.

         Section 8.14 Singular and Plural. As used herein, the singular shall include the plural and vice versa.

         Section 8.15 Governing Law. This Agreement shall be governed, and construed in accordance with, the laws of the State of Texas, without regard to its rules of conflicts of laws thereof.

         Section 8.16 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                     [                                      ]

                                      By:
                                         -----------------------------------
                                      Title:


                                     [                                      ]

                                      By:
                                         -----------------------------------
                                      Title: